AMENDMENT #1 TO SERVICES AGREEMENT

      WHEREAS, GameZnFlix, Inc. ("GNF") and Circuit City Stores, Inc. ("Circuit City") have entered into that certain Services Agreement, dated as of October 4, 2005 (the "Agreement");

      WHEREAS, GNF and Circuit City desire to enter into this Amendment in order to modify certain terms of the Agreement (the "Amendment");

      WHEREAS, all capitalized, undefined terms in the Amendment shall have the meaning provided for in the Agreement;

      NOW, THEREFORE, IN CONSIDERATION of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree to amend the Agreement as follows:

1. Recognizing that there was a mis-lettering of the Sections in the Agreement, the Parties agree that the Sections of the Agreement are re-lettered so that they run sequentially as common sense would dictate.

2. Original Section A.3 (Term of the Pilot Program) of the Agreement is deleted in its entirety and is replaced with the following:

            3. Term of the Pilot Program. It is the intention of the Parties that the Pilot Program shall commence on or about November 1, 2005 and terminate on March 15, 2006. Thereafter, if the Parties mutually agree that a National Rollout of the Program is mutually beneficial, the Parties shall enter into a definitive agreement for such National Rollout.

2. Original Section C (Audit) of the Agreement is deleted in its entirety and is replaced with the following:

      D. DUE DILIGENCE; AUDIT.

                  Due Diligence. In order to assist Circuit City in continuing to fully evaluate all aspects of the Services including the future prospects as well as compliance with the Sarbanes-Oxley Act of 2002, GNF shall allow Circuit City to review all mutually agreed upon GNF corporate documents and the parties agree to work promptly together to reasonably accommodate any such requests.

            2. Audit.  During the Term of this Agreement  and  for  a period of two (2) years following the expiration or termination of this Agreement, both Parties shall create and maintain sufficient books, records and accounts related to this Agreement in accordance with generally accepted accounting practices. Each Party shall have the right, at its own expense, to inspect or direct an independent certified public accountant or its own internal auditors to inspect and audit those books and records of the other Party that are reasonably relevant to the determination of compensation payable hereunder, provided, however, that such audits will be conducted no more than twice in any calendar year, upon not less than 30 (thirty) days' notice, during regular business hours, at mutually agreeable dates and times (not to be unreasonably withheld or delayed), and provided further that such accountant, if any, executes a confidentiality agreement reasonably satisfactory to the Party being audited, to protect the confidentiality of any records so audited. If the audit discloses a payment discrepancy or error, the Party responsible for correcting such error shall make any undisputed payment or remittance within thirty (30) business days of the generation of the audit report. In the event an audit discloses a payment discrepancy or error of more than five (5%) percent, the Party owing such payment or remittance shall bear the cost of the audit.

3. Original Section F (Term; Termination) of the Agreement is deleted in its entirety and is replaced with the following:

      G. TERM; TERMINATION. Unless earlier terminated as provided herein, the term of this Agreement shall commence on the Effective Date and continue through the end of the Pilot Program on March 15, 2006. Notwithstanding anything to the contrary, Circuit City may terminate this Agreement upon ten (10) days' written notice to GNF. Either Party may terminate this Agreement with cause, effective immediately upon providing ten (10) days notice to the other Party and if the other Party fails to remedy the breach within five (5) days of such notice, upon any of the following: (i) if either Party, or its agents or contractors, is in material breach of this Agreement; or (ii) in the event that (a) either Party becomes insolvent, enters into receivership, is the subject of a voluntary or involuntary bankruptcy proceeding, or makes an assignment for the benefit of creditors; or (b) a substantial part of either Party's property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency. Upon termination or expiration: (i) GNF shall continue to provide Services to Circuit City Customers who subscribed to the Service(s) prior to termination of this Agreement; (ii) both Parties shall pay the respective sums due to the other Party pursuant to this Agreement as part of the final winding up under the Agreement; and (iii) both Parties shall endeavor to provide reasonable transition assistance if and when the Agreement is terminated.

4. Original Section J (Limitation Of Liability) of the Agreement is deleted in its entirety and is replaced with the following:

      K.    LIMITATION OF LIABILITY.

            1. EXCEPT FOR A PARTY'S OBLIGATIONS SET FORTH IN SECTION I (INDEMNIFICATION) AND SECTION J (CONFIDENTIALITY), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, IN WHOLE OR IN PART, FOR LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF TIME, INCONVENIENCE, LOSS OF USE, OR ANY OTHER INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT, OR THE USE OR PERFORMANCE OF THE SERVICES, IN WHOLE OR IN PART, EVEN IF ADVISED OF THE POSSIBILITY THEREOF, OR IF REASONABLY FORESEEABLE, WHETHER IN AN ACTION FOR OR ARISING OUT OF ALLEGED BREACH OF WARRANTY, ALLEGED BREACH OF CONTRACT, DELAY, NEGLIGENCE, STRICT TORT LIABILITY OR OTHERWISE. THE REMEDIES AS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE.

            2. WITH THE EXCEPTION OF A PARTY'S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN SECTION I AND CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION J, THE PARTIES HERETO HEREBY AGREE THAT CIRCUIT CITY'S TOTAL LIABILITY UNDER THIS AGREEMENT FOR ANY CAUSE SHALL NOT EXCEED $250,000.

5. The following Provision is added to the end of Original Section K.12 (Applicable Law).

     12. Any disputes arising out of this Agreement shall be brought in the federal or state courts located in either the City of Richmond or the County of Henrico, Virginia. IN ANY SUCH PROCEEDINGS, EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVES AND SURRENDERS SUCH PARTY'S RIGHT TO TRIAL BY JURY AND AGREES THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

6. The following Provision is added as subsection 13 to the Original Section K (Miscellaneous).

            13. Advice of Counsel. Each Party expressly acknowledges that it has received the advice of counsel in connection with the review and drafting of this Agreement.


      IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed.

CIRCUIT CITY STORES, INC.                  GAMEZNFLIX, INC.


By: Clif Denney                            By: Donald "Chip" Gallent
_________________			   ___________________________
Name: Clif Denney                          Name: Donald "Chip" Gallent
Title:  Senior Vice President              Title: President
Date: December 28, 2005                    Date: December 22, 2005